SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K
                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 5, 2000


                    THE DOW CHEMICAL COMPANY
     (Exact name of registrant as specified in its charter)


     Delaware             1-3433            38-1285128
 (State or other     (Commission File     (IRS Employer
 jurisdiction of         Number)          Identification
  incorporation)                               No.)


2030 Dow Center, Midland, Michigan         48674
Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:  (517) 636-1000

                         Not applicable
 (Former name or former address, if changed since last report.)


Item 5.  Other Events

     The Dow Chemical Company issued a press release on September 5, 2000, the text of which is as follows:


      Dow Declares Quarterly Dividend Of 29 Cents Per Share


(MIDLAND, Mich.) September 5, 2000 - The Dow Chemical Company today announced a quarterly dividend of 29 cents per share, payable October 30, 2000, to stockholders of record on September 29, 2000. This is the company's 355th consecutive quarterly dividend.

In May, Dow announced plans to increase the quarterly dividend by
15.5 percent in the third quarter. However, in order for Dow's merger with Union Carbide to qualify for "pooling of interests" accounting treatment, the company cannot increase the dividend until that transaction has closed. While a third quarter close is still possible, the company no longer expects to complete the transaction by September 30.

J. Pedro Reinhard, executive vice president and chief financial officer, reaffirmed Dow's intention to increase the dividend to
33.5 cents per share. He added, "We remain very confident that we will complete the merger in the near future, and we are actively working with regulatory authorities to bring this process to a successful conclusion."

Since 1912, Dow has paid a dividend every quarter and has maintained or increased the dividend amount throughout that time. The dividend amount of 29 cents per share reflects a three-for-one split of the company's common stock that was distributed on June 16, 2000, to stockholders of record on May 23, 2000. It is equivalent to 87 cents per share on a pre-split basis.

Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $19 billion, Dow serves customers in 162 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its 39,000 employees seek to balance economic, environmental and social responsibilities.


                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    THE DOW CHEMICAL COMPANY
                           Registrant




                                   /s/ J. PEDRO REINHARD
                                   J. Pedro Reinhard
                                   Executive Vice President and
                                   Chief Financial Officer
                                   Date: September 5, 2000